EMPLOYMENT AGREEMENT


     AGREEMENT made and entered into as of this 24 day of December, 1996 by and between Beverly National Corporation, a Massachusetts corporation having its principal place of business in Beverly, Massachusetts ("Company"), and Julia L. Robichau of Wenham, Massachusetts the ("Employee").

                           WITNESSETH THAT:

     WHEREAS, the Employee is currently employed by the Company and has been employed by the Company since March 15, 1984; and

     WHEREAS, the Employee has been employed by The Beverly National Bank, a wholly-owned subsidiary of the Company (the "Bank") for over twenty five years; and

     WHEREAS, the services of the Employee, the Employee's experience and knowledge of the affairs of the Bank and the Company and the Employee's reputation and contacts in the banking industry are valuable to the Company and its subsidiaries; and

     WHEREAS, the Company desires to employ the Employee in an executive capacity in the conduct of its business until her scheduled retirement date, and desires to retain her services as a consultant after that date, in accordance with the terms of a Consulting Agreement; and

     WHEREAS, the Employee desires to be so employed.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Term. The period of employment of the Employee under this Agreement shall be deemed to commence as of the first above written and shall continue in effect through June 30, 1999 Employee's scheduled retirement date.

     2. Capacity. (a) At all times during the term hereof, the Company shall employ the Employee as Vice President and Clerk, and shall cause the Bank to employ Employee as its Vice President, Cashier and Chief Operations Officer.
In such capacities, the Employee shall be assigned only to such duties and tasks as are appropriate for a person in such positions, and shall be subject to the supervision of the President of the Company and the Bank, respectively. Employee shall be employed on a full-time basis, and (subject to the last sentence of this paragraph) the Employee shall devote her full time and professional efforts to the performance of her duties as Vice President and Clerk of the Company and any office she may hold in each of its subsidiaries. It is the intention of the Company and the Employee that the Employee shall have full discretionary authority of a Vice President and Clerk of the Company and a Vice President, Cashier and Chief Operations Officer of the Bank. The Company encourages participation by the Employee on community boards and committees and in activities generally considered to be in the public interest, but the Company shall have the right to approve the Employee's participation on such other boards and committees as may conflict with the Company's own business or demands upon the Employee's time.

                                     EA1

     (b) During the period of her employment by the Company hereunder the Employee agrees to serve as Vice President, Cashier and Chief Operations Officer of the Bank without additional compensation, except for reimbursement for all reasonable out-of-pocket expenses. In the event that during the term of her employment the Employee is terminated as Vice President, Cashier or Chief Operations Officer of the Bank, the Employee shall have the right to resign as Vice President and Clerk of the Company in which case she shall be entitled to the benefits set forth in Section 8(d) as though she had been terminated involuntarily without cause.

     3. Compensation and Benefits. (a) Base Compensation. The Company shall pay to the Employee in equal monthly installments a base annual salary in the amount of Eighty-Five Thousand ($85,000) Dollars. The base annual salary of the Employee shall be adjusted upward from time to time in the sole discretion of the Company, in which case such increased amount shall thereafter constitute the Employee's base annual salary. It is the intention of the Company to compensate the Employee at a level at least comparable to the compensation of persons employed in the position of Vice President and Chief Operations Officer of banks engaged in New England in activities substantially similar to those of the Bank and having approximately the same combined gross assets as the Company and its subsidiaries.

     (b) Fringe Benefits. At all times during the term of this, the Company shall provide or cause to be provided to the Employee fringe benefits consistent with those provided for senior officers of the Company or the Bank. The Employee shall maintain adequate records of all reimbursable expenses necessary to satisfy reporting requirements of the Internal Revenue code and applicable Treasury regulations.

     4. Non-Competition. At all times during which the Employee is employed by the Company under this Agreement and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, as an employee of any person or entity (whether or not engaged in business for profit), individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity whatever (otherwise than as holder of less than ten (10) percent of any securities publicly traded in the market) compete within (i) the City of Beverly, Massachusetts, and the Town of Hamilton, Massachusetts, or (ii) municipalities contiguous to the City of Beverly, Massachusetts, or the Town of Hamilton, Massachusetts, or (iii) any other Cities or Towns in which the Bank may locate during the term of this Agreement, with the business of the Company or any of its subsidiaries, as such businesses are constituted at any time during the term of this Agreement. For purposes of this Section 4, Employee's ownership of or employment by an institution doing business in Beverly, Massachusetts, Hamilton, Massachusetts, in municipalities contiguous to Beverly or Hamilton or in such other Cities or Towns, but having its principal place of business elsewhere, shall not constitute competition hereunder so long as Employee does not solicit in Beverly or Hamilton, in such contiguous municipalities, or in such other Cities or Towns, as the case may be.

     5. No Solicitation of Employees. At all times during which the Employee is employed under this Agreement and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, employ, attempt to employ, recruit or otherwise solicit, induce or influence to leave her employment any employee of the Company or its subsidiaries.

                                     EA2

     6. No Disclosure of Information. The Employee shall not at any time divulge, use, furnish, disclose or make accessible to anyone other than the Company or any of its subsidiaries any knowledge or information with respect to confidential or secret data, procedures or techniques of the Company or any of its subsidiaries, provided, however, that nothing in this Section 6 shall prevent the disclosure by Employee of any such information which at any time comes into the public domain other than as a result of the violation of the terms of this Section 6 by the Employee or which is otherwise lawfully acquired by Employee.

     7. Termination of Employment. This Agreement shall on the earliest to occur of the following dates:

          (a)  The expiration of the term hereof;

          (b) The Employee's resignation from the Company or the death or disability of the Employee (the Employee being deemed to be disabled if she has been unable for one hundred eighty (180) consecutive days to render services required to be rendered by her during the term hereof);

          (c) At the election of the Company, for Cause, as hereinafter defined, after ten (10) business days' prior written notice of the basis therefor to the Employee if during such period the Employee shall not have cured the basis therefor. For purposes of this Agreement, the Company shall be deemed to have "Cause" to terminate the employment of the Employee under this Agreement only if:

          (i) The Employee is convicted by a court of jurisdiction of any criminal offense involving dishonesty or breach of trust;

          (ii) The Employee shall commit an act of fraud materially evidencing bad faith toward the Company or any of its subsidiaries;

         (iii) The Employee fails to substantially perform the duties reasonably assigned to her by the President of the Company (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Employee by the President which specifically identifies the manner in which such officer believes that Employee has not substantially performed such duties, making reference to this provision of the Agreement.

     8.  Payments Upon Termination of Employment.

     (a) Payment Upon Death. If at any time while she is employed hereunder the Employee shall die, in addition to all other benefits which she or her personal representatives may be entitled, the Company shall pay to her designated beneficiary or, if no such beneficiary exists, to her estate, for a period of three (3) months following the Employee's death, such amounts of base annual salary as the Employee would have been entitled to receive during said period (and at the times she would have been entitled to receive them) had she remained alive.


                                    EA3

     (b) Payments Upon Disability. If at any time during the term of this Agreement, in the opinion of a physician mutually agreeable to the Company and the Employee, the Employee shall be determined to be unable to render services hereunder due to physical or mental illness or accident, in addition to all other benefits to which she or her personal representatives may be entitled, the Employee shall be entitled to receive all benefits payable to her under the Bank's long term disability income plan.

     (c) Payments Upon Expiration of Term. Upon expiration of the term of this Agreement, the Employee shall be entitled to receive compensation through the date of expiration. This Agreement does not limit Employee's rights to benefits under all plans or programs of the Company or its subsidiaries in which she participates, including without limitation pension, profit sharing, 401(k) and employee stock option plans, and the Retiree Medical Benefit Policy approved December 28, 1993, the ("Retiree Medical Policy"), regardless of whether such policy is subsequently changed except that Employee will be given the benefit of favorable changes.

     (d) Payment Upon Other Involuntary Termination. If at any time during the term of this Agreement the employment of the Employee is terminated involuntarily for any reason without Cause, as heretofore defined, then in such case:

          (i) Within five days after such termination, the Company shall pay to the Employee (or to her personal representative in case of death), in addition to all accrued and unpaid compensation through the date of such termination, a lump sum amount equal to Employee's base salary for the remaining term of this Agreement, at the annual rate in effect as of the date of such termination, plus $60,000.

        (ii) The Company shall maintain or cause to be maintained in effect for the Employee for a period of twelve months following such termination, at the Company's sole expense, all group insurance (including life, health, accident and disability insurance) and all other employee benefit plans, programs or arrangements (other than the Bank's retirement plan, the Bank's profit-sharing and 401(k) plans, and the Company's employee stock ownership plan), in which the Employee was participating at any time during the twelve months preceding such termination, provided, that in addition to the foregoing, Employee shall be entitled to benefits under the Retiree Medical Policy, as approved December 28, 1993, regardless of whether such policy is subsequently changed, except that Employee shall be given the benefit of favorable changes.

        (iii) The Employee shall be entitled to receive, beginning at sixty-five (65), a payment equal to the excess, if any, of (A) the monthly amount to which the Employee would be entitled as a Normal Retirement Benefit under the Beverly National Bank Retirement Plan as in effect at the date of such termination assuming the Employee had retired or terminated under that Plan at the end of the term of this Agreement or, if earlier, Employee's normal retirement date, over (B) any amounts actually payable to the Employee under such Plan. Payments under this paragraph (iii) shall be made at the same times and in the same manner as any benefits payable under such Plan.

                                        EA4

         (iv) The Employee shall not be required to mitigate the amount of any payment provided for in this Section 8(d) by seeking employment or otherwise.

     In the event that the Employee's participation in any of the foregoing plans, programs or arrangements (including those contemplated by Subsections
(c) and (d) hereof) is barred by law or otherwise, or in the event that any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced during such period, the Company shall provide the Employee with benefits substantially similar to those to which the Employee was entitled immediately prior to the date of her termination of employment. Upon expiration of the period of coverage provided hereunder, the Employee shall be provided with the opportunity to have assigned to her at no cost and with no appointment of prepaid premiums any assignable insurance owned by the company or any of its subsidiaries and relating specifically to the Employee.

     9. Notices. Notices under this Agreement shall be in writing and shall be mailed by registered or certified mail, effective upon receipt, addressed as follows:

     (a)  To the Company:      Beverly National Corporation
                               240 Cabot Street
                               Beverly, Massachusetts 01915
                               ATTN:  President

     (b)  To the Employee:     Julia L. Robichau
                               121 Topsfield Road
                               Wenham, Massachusetts 01984

     Either party may by notice in writing change the address to which notices to it or her are to be addressed hereunder.

     10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Company will pay Employee promptly an amount equal to her full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and shall provide or cause to be provided to the Employee all compensation, benefits and insurance plans in which she was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section 10 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts under this Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     11.  Miscellaneous.

          (a) Indemnification. During the period of her employment hereunder, the Company agrees to indemnify the Employee in her capacity as an officer of the Bank, The Company, and each subsidiary of either, all to the maximum extent permitted under the laws of the commonwealth of Massachusetts and applicable banking rules and regulations. The provisions of the Section 11(a) shall survive expiration or termination of this Agreement for any reason whatsoever.

                                    EA5

          (b) Legal Fees. The Company shall pay to Employee all reasonable legal fees and expenses incurred by her in contesting or disputing any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement, provided that the final resolution of such matter principally is in Employee's favor.

          (c) Entire Agreement. This Agreement constitutes the entire Agreement between the parties and may not be changed except by a writing duly executed and delivered by the Company and Employee in the same manner as the Agreement. This Agreement does not limit Employee's rights under other agreements with the Company or any subsidiary, including without limitation the Consulting Agreement and the Supplemental Executive Retirement Agreement executed on or about the date hereof.

          (d) Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts. Employee agrees that it supersedes in all respects any prior agreement between the Company or the Bank and Employee.

          (e) Binding Effect; Non-Assignability. This Agreement shall be binding upon the Company and insure to the benefit of the Company and its successors. Neither this Agreement or any rights arising hereunder may be assigned or pledged by Employee during her lifetime. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

     IN WITNESS WHEREOF, the parties hereto have executed the within instrument as a sealed document as of the date first above written.

ATTEST                                BEVERLY NATIONAL CORPORATION

/s/ John L. Good III                      /s/ Lawrence M. Smith
______________________                By:___________________________

Chairman, Compensation                            President
Committee of the Board
of Directors

                                          /s/ Julia L. Robichau
                                         ___________________________

                                           Julia L. Robichau


                                     EA6